Exhibit 14.3

CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Companhia Vale do Rio Doce (“CVRD”)

          We hereby consent to the incorporation by reference in (i) the Registration Statement on Form F-4 (File Nos. 333-109610; 333-109610-01) of CVRD and Vale Overseas Limited (“Vale Overseas”); and (ii) the Registration Statement on Form F-3 (File Nos. 333-110867; 333-10867-01) of CVRD and Vale Overseas of our report dated January 17, 2003 on the consolidated financial statements of ALBRAS – Alumínio Brasileiro S.A. which appears in the Annual Report on Form 20-F of CVRD and Vale Overseas for the year ended December 31, 2003.

June 4, 2004

/s/ Deloitte Touche Tohmatsu